UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 22, 2008

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number
000-23601

Federal	16-1540137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126
(Address of Principal Executive Office) (Zip Code)

(315) 343-0057
(Registrant’s Telephone Number including area code)

Not Applicable
Former Name or Former Address, If Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition

On July 22, 2008, Pathfinder Bancorp, Inc. issued a  press release disclosing second quarter financial results.  A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.

Item 9.01. Financial Statements and Exhibits

Exhibt 99.1. Press Release dated July 22, 2008 reporting financial results for the fiscal quarter ending June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                           PATHFINDER BANCORP, INC.

Date:  July 22, 2008          By:  /s/ Thomas W. Schneider
                                             -------------------------------------
                                             Thomas W. Schneider
                                             President and Chief Executive Officer

Exhibit No.    Description

EX-99.1    2nd Quarter 2008 earnings release

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Second Quarter Earnings and Share Repurchase Plan

Oswego, New York, July 22, 2008 ………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $300,000, or $0.12 per diluted share, for the three months ended June 30, 2008 as compared to $166,000, or $0.07 per diluted share for the same period in 2007.  For the six months ended June 30, 2008, the Company reported net income of $632,000, or $0.25 per share, compared to $331,000, or $0.13 per share, for the same period in 2007.

“Second quarter earnings and growth have continued on a favorable trend”, according to Thomas W. Schneider, President and CEO.  “Net earnings of $300,000 and $632,000 for the quarter and six months respectively, are 81% and 91% ahead of last year’s income.

“The Company has recorded an impairment charge on a security of $205,000, net of taxes during the quarter.  This charge is explained more fully in the following text.  Exclusive of this charge, quarterly income is at record levels”, Schneider continued.  “Improved earnings are being driven by a 13% year-over-year rate of growth in the loan portfolio and enhanced net interest spreads from a steeper yield curve.  This has resulted in revenue growth for the first six months of the year of 16%, while operating expenses have remained stable.”

On July 22, 2008, the Board of Directors approved a Share Repurchase Plan of up to 5% of public shares outstanding.  The repurchase program will expire in six months.

Net interest income for the quarter ended June 30, 2008, increased 25% when compared to the same period during 2007.  Interest income increased $169,000, or 4%, combined with a decrease in interest expense of $354,000, or 16%.  Net interest rate spread increased to 3.20% for the second quarter of 2008 from 2.74% for the same period in 2007.  Average interest-earning assets increased 9% to $313.3 million for the quarter ended June 30, 2008 as compared to $286.6 million for the same quarter of 2007.  The yield on interest-earning assets decreased 29 basis points to 5.80% compared to 6.09% for the same period in 2007.  The increase in average earning assets is primarily attributable to a $23.1 million increase in the average balance of the loan portfolio and an $8.1 million increase in the average balance of the investment securities portfolio, offset by a decrease in the average balance of interest earning deposits of $4.5 million.  Average interest-bearing liabilities increased $22.2 million and the cost of funds decreased 75 basis points to 2.60% from 3.35% for the same period in 2007.  The increase in average  interest-bearing liabilities resulted primarily from a $12.5 million and a $9.7 million increase in the average balance of borrowed funds and deposits, respectively.

Provision for loan losses for the quarter ended June 30, 2008 increased to $135,000 from $75,000 for the same period in 2007. The increased provision is reflective of a growing loan portfolio and one more heavily weighted to commercial term and commercial real estate, which have higher inherent risk characteristics than a consumer real estate portfolio, as well as a general weakening in economic conditions.  The Company's ratio of allowance for loan losses to period end loans increased to 0.85% at June 30, 2008 as compared to 0.76% at December 31, 2007.  Nonperforming loans to period end loans increased to 1.24% at June 30, 2008 from 0.71% at December 31, 2007.   The increase in total non-performing loans is primarily the result of $497,000 in short-term, interest only, notes maturing during the period.  These notes are currently awaiting permanent financing structures by the Company.  In addition, one large commercial credit relationship, with approximately $1.1 million outstanding, is awaiting initial production orders in connection with a contract with a national distributor.  Management believes the financial strength of the individual borrowers, combined with the related value of any underlying collateral, will not result in any recorded loss beyond currently established reserves.

Non-interest income, exclusive of gains and losses from the sale of securities, loans and foreclosed real estate, decreased to $653,000 for the quarter ended June 30, 2008 compared to $684,000 for the same quarter in the prior year. The decrease in non-interest income is primarily attributable to a decrease in service charges on deposit accounts and decreased loan servicing fees.

The increase in net securities losses is a result of recording an other than temporary impairment charge of $342,000 relating to the Company’s holdings in the AMF Ultra Short Mortgage Fund (the “fund”).  The fund’s value decline is a result of both weakness in the trading market of the underlying securities and a deterioration in the credit quality of a portion of the funds underlying private label mortgage-backed security holdings. The company’s ability to reduce its investment position in the fund is limited by the fund’s redemption policy.  In particular, the fund currently is limiting cash redemptions to $250,000 every 90 days, with any excess redemptions paid by transferring underlying assets held by the fund. The Company has received an initial $250,000 cash redemption and currently expects, subject to market conditions, to request further cash redemptions when allowed in the future.  At June 30, 2008, the total carrying value of the Company’s remaining investment in the fund is approximately $3,073,000.

Non-interest expenses decreased $106,000, or 4%, when compared to the same period in the prior year. A decrease in salaries and employee benefits of $32,000 was primarily due to a decrease in overtime, incentives and a decrease in salaries as a result of an unfilled position.  Data processing expenses were $22,000 lower than the comparable quarter of 2007 as a result of decreases in both depreciation and check processing charges.  These decreases were offset by increases in data processing maintenance and internet banking expenses.  Professional and other services expense decreased $23,000 primarily from the elimination of consulting fees related to the Sarbanes Oxley 404 review process, which were incurred in 2007.  Amortization expense decreased $55,000 as the core deposit intangibles became fully amortized in October 2007.  Counteracting these decreases was a $20,000 increase in building occupancy expenses primarily due to increases in depreciation and machine maintenance.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has seven full service offices located in its market area consisting of Oswego County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007

Condensed Income Statement
Interest and dividend income	$4,506	$4,337	$9,006	$8,606
Interest expense	1,869	2,223	3,957	4,371
Net interest income	2,637	2,114	5,049	4,235
Provision for loan losses	135	75	280	125
Net interest income after provision for loan losses	2,502	2,039	4,769	4,110
Noninterest income	653	684	1,351	1,285
Net (losses) gains on securities, loans and foreclosed real estate	(342)	7	(336)	(3)
Noninterest expense	2,421	2,527	4,946	4,985
Income before taxes	392	203	838	407
Provision for income taxes	92	37	206	76
Net income	$300	$166	$632	$331

Key Earnings Ratios
Return on average assets	0.35%	0.21%	0.38%	0.21%
Return on average equity	5.41%	3.15%	5.68%	3.14%
Net interest margin (tax equivalent)	3.41%	2.99%	3.31%	3.00%

Share and Per Share Data
Basic weighted average shares outstanding	2,483,732	2,483,532	2,483,732	2,482,557
Basic earnings per share	$0.12	$0.07	$0.25	$0.13
Diluted earnings per share	0.12	0.07	0.25	0.13
Cash dividends per share	0.1025	0.1025	0.205	0.205
Book value per share	-	-	8.51	8.36

	(Unaudited)		(Unaudited)
	June 30,	December 31,	June 30,
	2008	2007	2007
Selected Balance Sheet Data
Assets	$346,304	$320,691	$304,556
Earning assets	314,770	290,192	277,020
Total loans	232,951	222,749	205,726
Deposits	266,829	251,085	254,825
Borrowed Funds	48,370	38,410	20,410
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	21,147	21,704	20,761

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.00%	0.08%	0.06%
Allowance for loan losses to period end loans	0.85%	0.76%	0.76%
Allowance for loan losses to nonperforming loans	68.40%	107.04%	123.42%
Nonperforming loans to period end loans	1.25%	0.71%	0.61%
Nonperforming assets to total assets	1.03%	0.77%	0.56%